Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		DAVID M. PETERSON
MAURICE MEYER III	Telephone (214) 969-5530	General Agent
JOHN R. NORRIS III
TYLER GLOVER
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	September 30, 2016	September 30, 2015
Oil and gas royalties	$8,454,876	$6,060,645
Land sales	485,505	1,888,635
Easements and sundry income*	5,200,748	10,091,161
Other income	132,123	146,307
Total income	$14,273,252	$18,186,748
Provision for income tax	$4,170,264	$5,771,859
Net income	$8,929,412	$11,461,349
Net income per sub-share	$1.12	$1.40
Average sub-shares outstanding during period	7,984,936	8,190,757

	Nine Months Ended
	September 30, 2016	September 30, 2015
Oil and gas royalties	$20,932,329	$18,285,504
Land sales	571,505	22,316,635
Easements and sundry income*	20,470,691	23,697,100
Other income	392,941	421,996
Total income	$42,367,466	$64,721,235
Provision for income tax	$12,672,980	$20,894,401
Net income	$26,332,580	$41,043,450
Net income per sub-share	$3.28	$4.99
Average sub-shares outstanding during period	8,025,222	8,226,185

*The Trust deferred $3,240,403 of easement income for the third quarter of 2016 and $5,726,314 for the first nine months of 2016 due to the transition to term easements.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.